PRESS RELEASE

Investor Contact:	Media Contact:
Diana Vesga	Stephanie Pillersdorf/Brooke Morganstein
Univision Communications Inc.	Citigate Sard Verbinnen
310-556-7695	212-687-8080

UNIVISION COMMUNICATIONS TO EXPLORE STRATEGIC ALTERNATIVES

LOS ANGELES, CA, FEBRUARY 8, 2006 — Univision Communications Inc. (NYSE: UVN) announced today that its Board of Directors has decided to begin a process to explore strategic alternatives to enhance shareholder value, including but not limited to the raising of capital through the sale of securities or assets of the Company, a recapitalization, strategic acquisitions, and the combination, sale or merger of the Company with another entity.  The Company has retained UBS Investment Bank to act as its exclusive financial advisor in this process.

In making the announcement, Univision stated that there can be no assurance that the exploration of strategic alternatives will result in a transaction.  The Company does not intend to disclose developments with respect to the exploration of strategic alternatives unless and until its Board of Directors has approved a specific transaction.

Univision Communications Inc. is the premier Spanish-language media company in the United States.  Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 98% of U.S. Hispanic Households; TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 86% of U.S. Hispanic Households; Galavisión, the country’s leading Spanish-language cable network; Univision Television Group, which owns and operates 62 television stations in major U.S. Hispanic markets and Puerto Rico; Univision Radio, the leading Spanish-language radio group which owns and/or operates 69 radio stations in 16 of the top 25 U.S. Hispanic markets and 4 stations in Puerto Rico; Univision Music Group, which includes Univision Records, Fonovisa Records, and a 50% interest in Mexico-based Disa Records labels as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier Spanish-language Internet destination in the U.S. located at www.univision.com.  Univision Communications also has a 50% interest in TuTv, a joint venture formed to broadcast Televisa’s pay television channels in the U.S., and a non-voting 19.8% interest in Entravision Communications Corporation, a public Spanish-language media company. Univision Communications is headquartered in Los Angeles with television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States.

For more information, please visit www.univision.net.

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